Exhibit 99.1

Press Release

CONTACT:                               Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA RECEIVES $18 MILLION FROM
BOULDER FACILITIES TRANSACTION

Boulder, Colo., (July 11, 2006) - Array BioPharma Inc. (Nasdaq: ARRY) today announced that it has received $18 million upon completion of previously announced facilities transactions involving Array, its Boulder landlord and BioMed Realty Trust, Inc. (NYSE:  BMR), a real estate investment trust, under which Array assigned its option to purchase the Boulder facility to BioMed. On July 7, 2006, BioMed closed on the purchase and sale of the Boulder facility and Array entered into a lease for the facility with BioMed through 2016. Array anticipates receiving $14 million through completing a similar transaction with BioMed for its Longmont facility during the third quarter of calendar 2006. Upon completing these two transactions, Array will have received a total of $32 million in net additional cash.

Array will keep its headquarters in Boulder and continue operating its 228,000 square foot research facilities in Boulder and Longmont, Colorado.

About Array BioPharma:

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat life threatening and debilitating diseases. Our proprietary drug development pipeline is focused on the treatment of cancer and inflammatory disease and includes clinical candidates that are designed to regulate therapeutically important targets. In addition, leading pharmaceutical and biotechnology companies partner with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

About BioMed Realty Trust:

BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on Providing Real Estate to the Life Science Industry. Additional information is available at www.biomedrealty.com.

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Array BioPharma’s Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including the satisfaction of conditions to the closing of the transactions for the Longmont facility described above and those discussed in our annual report filed on form 10-K for the year ended June 30, 2005, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties for their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet drug objectives, including clinical trials, tied to milestones and royalties, and our ability to attract and retain experienced scientists and management. We are providing this information as of July 11, 2006. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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